MARCH 8, 1996





                   [CHEMICAL FINANCIAL CORPORATION LOGO]

                           333 EAST MAIN STREET
                          MIDLAND, MICHIGAN 48640


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD APRIL 15, 1996



TO THE HOLDERS OF COMMON STOCK:

     The annual meeting of shareholders of CHEMICAL FINANCIAL CORPORATION will be held on MONDAY, APRIL 15, 1996 at 2:00 p.m. (local time) at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at which meeting the shareholders will elect a board of six directors and transact any other business that may properly be brought before the meeting.

     You are invited to attend the meeting and, even though you execute and return the enclosed proxy, you may vote your stock in person if you are present at the meeting.

     The Board of Directors has fixed the close of business on February 16, 1996 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Chemical Common Stock on and after March 8, 1996.


                              By Order of the Board of Directors


                              /s/ Aloysius J. Oliver
                              Aloysius J. Oliver
                              Secretary


      It is important that your shares be represented at the meeting.
                 Even if you expect to attend the meeting,
             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.



PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS
                      CHEMICAL FINANCIAL CORPORATION
                              APRIL 15, 1996


     The enclosed proxy is being solicited by the Board of Directors of Chemical Financial Corporation ("Chemical" or the "Corporation"). This proxy statement and the enclosed proxy are being furnished to holders of Chemical Common Stock, $10 par value ("Common Stock"), on and after March 8, 1996, for use at the annual meeting of Chemical shareholders to be held on April 15, 1996 and any adjournment of that meeting. The annual meeting will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan at 2:00 p.m. local time.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees of Chemical and its subsidiaries may also solicit proxies in person, by telephone or by electronic communication without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to, or otherwise communicate with, the beneficial owners of Common Stock held by them. All expenses of solicitation of proxies will be paid by Chemical.

     Shareholders of record of the Corporation's Common Stock at the close of business on February 16, 1996 will be entitled to notice of and to vote at the annual meeting of shareholders on April 15, 1996 and any adjournment of that meeting. As of February 16, 1996, there were 9,212,005 shares of Common Stock issued and outstanding. Representation of the holders of a majority of the shares of Common Stock outstanding at the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

     The shares represented by the enclosed proxy will be voted at the annual meeting and any adjournment of that meeting if the proxy is properly signed and returned to Chemical prior to the date of the meeting. A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Corporation or by attending and voting at the annual meeting. The shares represented by each proxy will be voted in accordance with the specifications of the shareholder. If the shareholder does not specify a choice, the shares represented by the proxy will be voted "FOR" the election of all nominees listed in this proxy statement as directors and in accordance with the judgment of the persons named as proxies on any other matter that may come before the meeting.




                       -1-
     The 1995 Annual Report of the Corporation, including financial statements, is enclosed with this proxy statement. A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1995, INCLUDING FINANCIAL STATEMENTS, WILL BE PROVIDED, WITHOUT CHARGE, TO ANY SHAREHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING ADDRESSED TO ALOYSIUS J. OLIVER, SECRETARY, CHEMICAL FINANCIAL CORPORATION, 333 EAST MAIN STREET, MIDLAND, MICHIGAN 48640.


                           ELECTION OF DIRECTORS

     The Board of Directors has nominated individuals listed below for re-election as directors of the Corporation to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Chemical Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this proxy statement. A plurality of the shares represented and voted at the meeting is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of votes of which a plurality is required will be reduced by the number of shares not voted. Each nominee is currently a member of the Board of Directors.


               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   ELECTION OF ALL NOMINEES AS DIRECTORS

     Biographical information concerning each nominee for election to the Board of Directors is presented below. Unless otherwise indicated, each nominee has had the same principal occupation for more than five years. In this proxy statement, "Chemical Bank" means Chemical Bank and Trust Company in Midland, Michigan, the Corporation's principal banking subsidiary.


                           NOMINEES FOR ELECTION
                              TO SERVE UNTIL
                THE ANNUAL MEETING OF SHAREHOLDERS IN 1997

JAMES A. CURRIE, age 37, has been a director of the Corporation since August 1993 and is a member of the Audit and Compensation Committees. Mr. Currie is a certified teacher and, over the past five years, has served in this capacity in a number of school districts in the Lansing, Michigan


                       -2-
area, while also pursuing a Masters Degree in Special Education at Michigan State University, which he obtained in December 1994. Mr. Currie is currently teaching in the Holt, Michigan School District. Mr. Currie has served as a director and member of various committees of Chemical Bank since February 1992.

MICHAEL L. DOW, age 61, has served as a director of the Corporation since April 1985 and is Chairman of the Audit and a member of the Pension and Compensation Committees. Mr. Dow is Chairman of the Board and owner of General Aviation, Inc. in Lansing, Michigan, a provider of aviation related services. Mr. Dow was elected to the Board of Directors of The Dow Chemical Company in January 1988. Mr. Dow has served as a director and member of various committees of Chemical Bank since February 1982.

ALAN W. OTT, age 64, has served as Chairman of the Board since April 1994, Chief Executive Officer, President and a director of the Corporation since October 1973, and as Treasurer from May 1987 through April 1994. Mr. Ott is a member of the Pension Committee. Mr. Ott is also Chairman of the Board of Directors and Chief Executive Officer of Chemical Bank. Mr. Ott joined Chemical Bank as Cashier in 1962 and became a Vice President in 1964, President and Chief Executive Officer in 1972 and Chairman of the Board and Chief Executive Officer in 1986. He has served as a director of Chemical Bank since 1969. During the last five years, Mr. Ott has served as a director and member of various committees of Chemical Bank (also Chief Executive Officer and Chairman), Chemical Bank Michigan (also Chairman), Chemical Bank Huron (also Chairman), Chemical Bank West (also Chairman), Chemical Bank Montcalm (also Chairman), Chemical Bank North (also Chairman), Chemical Bank South, Chemical Bank Bay Area (also Chairman), Chemical Bank Central (also Chairman), Chemical Bank Key State and CFC Data Corp (also Treasurer), all of which are wholly-owned subsidiaries of the Corporation. Mr. Ott is a director of the Michigan Molecular Institute, a director of Midland County Economic Growth and Development Corporation and a trustee of Albion College.

FRANK P. POPOFF, age 60, has served as a director of the Corporation since February 1989 and is a member of the Audit and Chairman of the Pension and Compensation Committees. Mr. Popoff is Chairman of the Board of Directors of The Dow Chemical Company in Midland, Michigan, a diversified manufacturer of chemicals and performance products, plastics, hydrocarbons and energy, and consumer specialty products. Mr. Popoff joined The Dow Chemical Company in 1959 and has served in senior positions in sales, marketing, operations and business management, including responsibilities for international areas of the company. Mr. Popoff was named President of Dow Europe in 1981, became a Vice President in 1984, Executive Vice President in 1985, President and Chief Executive Officer in 1987 and Chairman of the Board of Directors in December 1992. He was elected to the Board of Directors of The Dow Chemical Company in 1982. Mr. Popoff is also a director of American Express Company and US WEST, Inc. Mr. Popoff has served as a director and member of various committees of Chemical Bank since July 1985.

                       -3-
LAWRENCE A. REED, age 56, has served as a director of the Corporation since December 1986 and is a member of the Audit and Compensation Committees. Mr. Reed retired in 1992 after serving as President of Dow Corning Corporation, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon based products. Mr. Reed joined Dow Corning in 1964 and served in various senior management positions including Vice President and Chief Financial Officer and President and Chief Executive Officer. Mr. Reed is also a director of CPI Engineering Services, Inc. Mr. Reed has served as a director and member of various committees of Chemical Bank since December 1981.

WILLIAM S. STAVROPOULOS, age 56, has been a director of the Corporation since August 1993 and is a member of the Audit, Pension and Compensation Committees. Mr. Stavropoulos is President and Chief Executive Officer of The Dow Chemical Company, a diversified manufacturer of chemicals and performance products, plastics, hydrocarbons and energy, and consumer specialty products. Mr. Stavropoulos joined The Dow Chemical Company in 1967 and has served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993 and Chief Executive Officer in November 1995. He was elected to the Board of Directors of The Dow Chemical Company in 1990. Mr. Stavropoulos is also a director of Dow Corning Corporation. Mr. Stavropoulos has served as a director and member of various committees of Chemical Bank since April 1992.


                             VOTING SECURITIES

     Listed below is the only shareholder of the Corporation known by management to have been the beneficial owner of five percent or more of the outstanding shares of Common Stock as of February 7, 1996:

                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>
       NAME AND ADDRESS              SOLE VOTING      SHARED VOTING      TOTAL
         OF BENEFICIAL            AND DISPOSITIVE     OR DISPOSITIVE   BENEFICIAL   PERCENT OF
     OWNER OF COMMON STOCK              POWER            POWER<F2>     OWNERSHIP      CLASS
Chemical Bank and Trust Company
     Trust Department
     333 E. Main Street
     Midland, MI 48640<F3>             653,156            267,425        920,581       9.68%

     The following table sets forth information regarding beneficial ownership of Common Stock by each director and nominee for director, each named executive officer and all directors and executive officers as a group as of February 1, 1996:


                       -4-

                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>
                                 SOLE VOTING     SHARED VOTING           TOTAL
 NAME OF BENEFICIAL            AND DISPOSITIVE   OR DISPOSITIVE         BENEFICIAL       PERCENT OF
OWNER OF COMMON STOCK               POWER             POWER<F2>         OWNERSHIP          CLASS
J. A. Currie                        68,587              400             68,987               <F*>
M. L. Dow                           54,988           48,610<F4>        103,598<F4>          1.09%
B. M. Groom                         14,982<F5>        8,995             23,977<F5>           <F*>
A. J. Oliver                        65,417<F5>          --              65,417<F5>           <F*>
A. W. Ott                           69,023<F5>      265,595<F6>        334,618<F5><F6>      3.52%
F. P. Popoff                         3,628              --               3,628               <F*>
L. A. Reed                           2,235            9,936             12,171               <F*>
W. S. Stavropoulos                   2,783          208,754<F7>        211,537<F7>          2.22%
All directors and executive
     officers as a group           298,393<F8>      342,945            641,001<F8>          6.74%

__________________________
<F*>Less than 1%

<F1> The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares, which under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities, through the trust department of Chemical Bank, are not included unless otherwise indicated. The Corporation and the directors and officers of the Corporation and of Chemical Bank disclaim beneficial ownership of shares held by the trust department in fiduciary capacities.

<F2> These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship. Shares held in fiduciary capacities by the trust department of Chemical Bank are not included unless otherwise indicated. The directors and officers of the Corporation may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by


                                       -5-
     Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

<F3> These numbers consist of certain shares held in various fiduciary capacities through the trust department of Chemical Bank. Although Chemical Bank has voting or dispositive powers with respect to these shares, it is the trust department's policy to transfer voting rights by proxy to the beneficiaries whenever possible. Chemical Bank also holds in various fiduciary capacities a total of 761,862 shares of Common Stock over which it does not have voting or dispositive power and which are not included in these numbers. Although Mr. Ott and Mr. Groom are members of Chemical Bank's Trust Investment Committee, they disclaim beneficial ownership of shares held by the trust department in a fiduciary capacity. The Corporation and the directors and officers of the Corporation and Chemical Bank also disclaim beneficial ownership of shares held by the trust department in a fiduciary capacity.

<F4> These numbers include 43,752 shares owned by two trusts as of February
     1, 1996, of which Mr. Dow is a trustee. Mr. Dow disclaims beneficial ownership of these shares.

<F5> These numbers include shares that executive officers of the
     Corporation have the right to acquire through the exercise of stock options within 60 days from February 1, 1996 as follows: Mr. Groom - 10,648 shares; Mr. Oliver - 12,306 shares; and Mr. Ott - 10,953 shares.

<F6> These numbers include 208,754 shares which the Rollin M. Gerstacker
     Foundation owns or is a beneficiary of, and 36,841 shares owned by the Elsa U. Pardee Foundation, as of February 1, 1996. Mr. Ott is a trustee and treasurer of both of these foundations. Mr. Ott has no beneficial interest in the shares owned by the foundations and disclaims beneficial ownership of these shares.

<F7> These numbers include 208,754 shares which the Rollin M. Gerstacker
     Foundation owns or is a beneficiary of, as of February 1, 1996. Mr. Stavropoulos is a trustee of this foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

<F8> These numbers include 50,254 shares that the executive officers of the
     Corporation have the right to acquire presently or within 60 days from February 1, 1996, through the exercise of stock options granted by the Corporation.




                       -6-
             COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Corporation has a standing Audit, Pension and Compensation Committee of the Board of Directors. The Corporation does not have a nominating committee.

     The Audit Committee, composed of Mr. Dow, Chairman, and Messrs. Currie, Popoff, Reed and Stavropoulos, met two times during 1995. This committee recommends a firm of independent public accountants to be appointed by the Board; consults with the independent public accountants and the internal auditors with regard to the adequacy of internal controls and the quality of ongoing operations; reviews with the independent public accountants significant accounting matters and policies, the proposed plan of audit and the results of their audit; and submits a formal annual report to the Board of Directors covering the adequacy, effectiveness and efficiency of the internal systems of control and the quality of ongoing operations.

     The Pension Committee, composed of Mr. Popoff, Chairman, and Messrs. Dow, Ott and Stavropoulos, met once during 1995. This committee oversees the administration of the Corporation's employees' pension plan.

     The Compensation Committee, composed of Mr. Popoff, Chairman, and Messrs. Currie, Dow, Reed and Stavropoulos, met once during 1995. This committee reviews salaries, bonuses and other compensation of all officers of the Corporation, administers the Corporation's stock option plans and makes recommendations to the Board regarding the awards of stock options under these plans.

     The Board of Directors meets regularly each month for approximately two hours. There were a total of twelve regular meetings in 1995. There were no special meetings of the Board of Directors in 1995. All directors attended 75% or more of the aggregate of board and applicable committee meetings of which they were members during 1995.


             COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information concerning the compensation earned during each of the three years in the period ended December 31, 1995, by each of the Corporation's executive officers whose total annual salary and bonus for 1995 exceeded $100,000:









                       -7-

                        SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS           PAYOUTS
                                                                                         NUMBER OF
    NAME AND                                                        OTHER     RESTRICTED   SHARES
    PRINCIPAL                                                       ANNUAL       STOCK   UNDERLYING    LTIP      ALL OTHER
    POSITION                      YEAR      SALARY     BONUS     COMPENSATION    AWARDS    OPTIONS    PAYOUTS  COMPENSATION<F1>
Alan W. Ott                       1995    $ 275,000   $ 70,150                                                     $  60
 Chairman of the Board,           1994      260,000     70,150                                                        60
 Chief Executive                  1993      250,000     65,150                              15,750                    60
 Officer and President
 of the Corporation and
 Chairman of the Board
 and Chief Executive Officer
 of Chemical Bank

Bruce M. Groom                    1995    $ 90,300    $ 19,150                                                     $ 815
 Senior Vice President            1994      86,300      19,150                                                       763
 and Senior Trust Officer         1993      83,000      16,150                               3,150                   838
 of Chemical Bank

Aloysius J. Oliver                1995    $ 87,700    $ 20,150                                                     $  60
 Executive Vice President         1994      84,200      20,150                               1,500                    60
 and Secretary of the             1993      81,000      18,150                               3,150                    60
 Corporation

<F1> Dollar value of term life insurance premiums paid by the Corporation.

     The following table provides information concerning options exercised during 1995 and unexercised options held as of December 31, 1995, by the listed individuals.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES
                                                                NUMBER OF SHARES                  VALUE OF UNEXERCISED
                   SHARES ACQUIRED                           UNDERLYING UNEXERCISED                   IN-THE-MONEY
                         ON                                OPTIONS AT FISCAL YEAR-END         OPTIONS AT FISCAL YEAR-END<F2>
    NAME             EXERCISE<F1>    VALUE REALIZED      EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
Alan W. Ott            15,013           $192,555            9,703              3,395           $241,126            $30,750
Bruce M. Groom          3,000             41,022           11,164              3,150            271,988             28,525
Aloysius J. Oliver      2,500             34,809           12,306                               224,381




                                       -8-

<F1> The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

<F2> The values reported are based on a fair market value of $38.50 per share, the closing bid price of Common Stock on the NASDAQ Stock Market on December 31, 1995.

     STOCK OPTION PLANS. The Chemical Financial Corporation 1983 Stock Option Plan ("1983 Plan") and the 1987 Award and Stock Option Plan ("1987 Plan") provide for awards of nonqualified stock options, incentive stock options, stock appreciation rights, or a combination thereof. In addition, the 1987 Plan provides for awards of deferred stock.

     By its terms, the 1983 Plan expired on May 1, 1988. No further options have been granted under the 1983 Plan since that date. At the April 20, 1992 annual meeting of shareholders, the shareholders voted to increase the authorized shares issuable under the 1987 Plan by 100,000 shares. As of December 31, 1995, there were options outstanding to purchase 316,678 shares of the Corporation's Common Stock under the 1983 and 1987 Plans, and 97,472 shares available for future awards under the 1987 Plan.

     Key employees of the Corporation and its subsidiaries, as the Compensation Committee of the Board of Directors may select from time to time, are eligible to receive awards under the 1987 Plan. No employee of the Corporation may receive any awards under the 1987 Plan while the employee is a member of the Compensation Committee. In addition, no stock options, stock appreciation rights or deferred stock may be granted to any employee who owns, directly or indirectly, five percent or more of the Corporation's outstanding Common Stock.

     The plans provide that the option price of options awarded under the plans shall not be less than the fair market value of Common Stock on the date of grant, and that options under the 1983 Plan are exercisable after one year from the date of grant and expire ten years after the date of grant. Options and deferred stock granted under the 1987 Plan are first exercisable from one to five years from the date of grant, at the discretion of the Compensation Committee, and expire not later than ten years and one day after the date of grant. Options granted may be designated nonqualified stock options or incentive stock options. Options granted may include stock appreciation rights that entitle the recipient to receive a number of shares of Common Stock without payment to the Corporation, calculated by dividing the


                       -9-
difference between the option price and the market price of the total number of shares awarded under the option at the expiration date of the option, by the market price of a single share. The plans provide that payment for exercise of any option granted under the plans may be made in the form of shares of stock of the Corporation having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. The plans also provide for the payment of the required tax withholding generated upon the exercise of a nonqualified stock option in the form of shares of stock of the Corporation having a fair market value equal to the amount of the required tax withholding at the time of exercise, upon prior approval and at the discretion of the Compensation Committee.

     PENSION PLAN. The Corporation and its subsidiaries make annual contributions to the Chemical Financial Corporation Employees' Pension Plan ("Pension Plan"), which is a defined benefit plan qualified under the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation has the authority to terminate the Pension Plan at any time. Sections 401(a)(17) and 415 of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has established a supplemental pension plan that provides for the payment to certain executive officers of the Corporation, as determined by the Compensation Committee, benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Code did not apply. These benefits have been awarded to Mr. Ott.

     The following table shows the estimated combined annual pension benefits that would be payable under the Pension Plan and supplemental pension plan to salaried employees, including officers, at the various salary levels with the number of years of credited service under the Pension Plan listed in the table upon normal retirement in 1996. The "Average Remuneration" is the average annual base salary, excluding any bonus, for the five highest consecutive years during the ten years preceding the date of retirement.















                      -10-

                          PENSION PLAN TABLE
                                                           YEARS OF SERVICE
       AVERAGE REMUNERATION FOR                                                          30 OR
        PENSION PLAN PURPOSES      10 YEARS     15 YEARS     20 YEARS     25 YEARS     MORE YEARS
             $  80,000             $ 14,152     $ 21,228    $  28,304    $  35,380     $  42,456
               100,000               17,952       26,928       35,904       44,880        53,856
               125,000               22,702       34,053       45,404       56,755        68,106
               150,000               27,452       41,178       54,904       68,630        82,356
               175,000               32,202       48,303       64,404       80,505        96,606
               200,000               36,952       55,428       73,904       92,380       110,856
               225,000               41,702       62,553       83,404      104,255       125,106
               250,000               46,452       69,678       92,904      116,130       139,356
               275,000               51,202       76,803      102,404      128,005       153,606
               300,000               55,952       83,928      111,904      139,880       167,856
               325,000               60,702       91,053      121,404      151,755       182,106
               350,000               65,452       98,178      130,904      163,630       196,356

     The Pension Plan covers the annual base salary of all salaried employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, plus .38% of average annual pay in excess of covered compensation, multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, for disability and death benefits and for optional joint and survivor benefits for the employee and his or her spouse.

     The amount shown under the caption "Salary," excluding the amount shown under the caption "Bonus," in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average remuneration under the Pension Plan. As of December 31, 1995, Mr. Ott and Mr. Oliver each had 30 years of credited service (the maximum) under the Pension Plan and Mr. Groom had 10.7 years of credited service under the Pension Plan.

     The retirement benefits shown in the preceding Pension Plan Table are based on the assumption that an employee retires in 1996 at normal retirement age and will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employees' retirement benefit or for the employees' life only, the retirement


                      -11-
benefit for the employee would be adjusted. The benefits listed in the Pension Plan Table are not subject to any deduction for Social
Security or any other offset amount.

     DIRECTOR FEES. During 1995, the Corporation paid director fees of $600 per meeting attended and committee fees of $300 per meeting attended to all of its directors who were not regular salaried employees of the Corporation. Regular salaried employees of the Corporation or its subsidiaries do not receive fees for serving on, or attending meetings of, the Board of Directors of the Corporation or its subsidiaries or meetings of any of their committees.

     The Board of Directors has adopted the Chemical Financial Corporation Plan for Deferral of Directors' Fees. This plan is available to all directors of the Corporation and its subsidiaries who receive fees. Under the plan, directors must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. These fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the plan provides that the Corporation shall accrue to the directors' credit interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on its short term investors account.


       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Corporation's Board of Directors reviews and determines the Corporation's compensation programs, including individual salaries of executive and senior officers. The Compensation Committee is composed of Messrs. Currie, Dow, Popoff, Reed and Stavropoulos. All members are non-employee directors of the Corporation.

     Under the supervision of the Compensation Committee, the Corporation has developed and implemented compensation plans which seek to align the financial interests of the Corporation's senior officers with those of its shareholders. The Corporation's executive compensation program is comprised of three primary components: base salary, annual cash incentive bonus opportunities and longer-term incentive opportunities in the form of stock option awards.

     To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation recognizing individual performance and achievements. Annual cash incentive bonuses are used to reward senior officers for individual performance, accomplishments and achievement of annual business targets. A significant portion of potential career


                      -12-
compensation is linked to corporate performance through stock option awards.

     The Compensation Committee determines the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer. Annual base salary, incentive bonus and stock option awards with respect to the Corporation's other senior officers are recommended by the Chief Executive Officer to, and ultimately determined by, the Compensation Committee. All other senior executives of the Corporation are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer.

     In evaluating the performance of and determining the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer and other senior management, the Compensation Committee takes into account management's contribution to the long-term success of the Corporation. The Compensation Committee considers return to shareholders to be primary in measuring financial performance. The philosophy of the Corporation is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. The Compensation Committee has taken these subjective and qualitative factors into account, along with other quantitative measures of corporate performance, in establishing the annual salary, incentive bonus and stock option awards for the Chief Executive Officer and the Corporation's other senior management, giving at least equal weight to the subjective and qualitative factors and no particular weight to any given factor. The determination of the size of stock option awards is based upon a subjective analysis of each recipient's position within the organization, his or her individual performance and his or her growth potential within the organization. The number of stock option awards previously granted to a recipient is not a factor considered in the determination of the grant of a new stock option award.

     The Compensation Committee primarily considers five quantitative measures of corporate performance in establishing the compensation to be paid to the Chief Executive Officer and the Corporation's other senior management. These measures of performance are: (i) after-tax earnings per share and earnings per share growth; (ii) the level of net loan losses; (iii) capital position; (iv) targeted as compared to actual annual operating performance; and (v) the Corporation's annual performance and financial condition as compared to that of its Federal Reserve Bank peer group. These measures were considered by the Compensation Committee in determining each component of executive compensation, although no particular weight was given to any specific factor.



                      -13-
     Mr. Ott's base salary for 1995 was established at the beginning of the year to provide a competitive level of compensation and took into account corporate performance through December 31, 1994. The Corporation's performance during 1994 exceeded both its targeted goals and that of its Federal Reserve Bank peer group.

     Mr. Ott's 1995 incentive bonus was established at the end of the year based upon performance during 1995 of the Corporation and Chemical Bank. The Corporation exceeded its targeted performance for 1995, achieving record operating earnings. In 1995, the Corporation's earnings per share increased 7.6% over 1994 earnings per share. Return on assets increased to 1.24% in 1995, compared to 1.14% in 1994. The Corporation recorded record earnings in 1995, even though the Corporation added $583,000 to the reserve for future possible loan losses, bringing the balance in the reserve to $15.7 million at December 31, 1995, or 2.12% of total loans and 604% of nonperforming loans.

     There were no stock options granted during 1995 to Messrs. Ott, Groom or Oliver. The Compensation Committee did not grant any stock options to executive or senior officers of the Corporation during the past fiscal year.

     In 1993, Congress amended the Code to add Section 162 (m). This section provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Compensation Committee has examined the Corporation's executive compensation policies in light of Section 162 (m) and the regulations that have been adopted to implement that section. It is not expected that any portion of the Corporation's deduction for employee remuneration will be disallowed in 1996 or in future years by reason of actions expected to be taken in 1996.

     During 1995, all recommendations of the Compensation Committee were unanimously approved by the Board of Directors without modification.

     Submitted by the Compensation Committee of the Board of
Directors:
     Frank P. Popoff, Chairman   James A. Currie     Michael L. Dow
     Lawrence A. Reed            William S. Stavropoulos


               FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The following line graph compares the Corporation's cumulative total shareholder return on its Common Stock over the last five years, assuming the reinvestment of dividends, to the Standard and Poor's


                      -14-
("S&P") 500 Stock Index and the KBW 50 Index. Both of these indices are also based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by Standard and Poor's. The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The line graph assumes $100 was invested on December 31, 1990.


                               [GRAPH]


     The dollar values for total shareholder return plotted in the graph above are shown in the table below:

                               CHEMICAL                   S&P
                               FINANCIAL     KBW 50       500
               DECEMBER 31    CORPORATION    INDEX       INDEX
                  1990          $100.0       $100.0     $100.0
                  1991           115.0        158.3      130.5
                  1992           184.9        201.7      140.4
                  1993           219.5        212.8      154.6
                  1994           206.3        201.9      156.6
                  1995           321.0        323.5      215.5

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors, officers, principal shareholders and their associates were customers of, and had transactions (including loans and loan commitments) with, the Corporation's banking subsidiaries in the ordinary course of business during 1995. All such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.







                      -15-
                SECTION 16(A) REPORTING DELINQUENCIES

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and persons beneficially owning more than 10% of the Corporation's Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Corporation with copies of all
Section 16(a) reports they file.  Based upon its review of copies of
Section 16(a) reports provided to it, or written representations from certain reporting persons that no Form 5 reports were required, the Corporation believes that, from January 1 through December 31, 1995, all applicable filing requirements were satisfied, except for one Form
5. Mr. Currie timely filed a Form 5 report, however inadvertently omitted to report one transaction of a gift of the Corporation's shares to his minor son. Upon discovery, an amended Form 5 was immediately filed.

                 DIVIDEND REINVESTMENT PROGRAM SHARES

     If a shareholder is enrolled in the Corporation's Dividend Reinvestment Program, the enclosed proxy card covers: (1) all shares of Common Stock owned directly by the shareholder at the record date, and (2) all shares of Common Stock held for the shareholder in the Dividend Reinvestment Program at that time. KeyCorp Shareholder Services, Inc., as the shareholder's agent under the Dividend Reinvestment Program, will vote any Common Stock held by it under the Program in accordance with the shareholder's written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy, KeyCorp Shareholder Services, Inc. will vote as recommended by the Board of Directors.

                  PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1997 annual meeting of shareholders of the Corporation must be made in accordance with Securities and Exchange Commission Rule 14a-8 and must be received by the Corporation by November 8, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                    INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Corporation for the year 1995 and, pursuant to the recommendation of the Audit Committee, the Board of Directors reappointed them for the year 1996. In accordance with prior practice,


                      -16-
representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                            OTHER MATTERS

     Management does not intend to present to the meeting any business other than the election of directors. If any matter not known to management at the time this proxy statement was being prepared should be presented for action at the meeting, the enclosed proxy will be voted in accordance with the judgment of the persons named as proxies with respect to that matter.

                              By Order of the Board of Directors


                              /s/ Aloysius J. Oliver
                              Aloysius J. Oliver
                              Secretary
March 8, 1996






























                      -17-
            PROXY NO.    SHARES IN YOUR NAME      REINVESTMENT SHARES




[CHEMICAL FINANCIAL      The undersigned hereby appoints Michael L. Dow,
CORPORATION LOGO]        Alan W. Ott and Frank P. Popoff, jointly and
                         severally, proxies, with full power of
                         substitution to vote all the shares of
     PROXY FOR           capital stock of CHEMICAL FINANCIAL CORPORATION
      ANNUAL             which the undersigned may be entitled to vote,
      MEETING            including dividend reinvestment plan shares if
  APRIL 15, 1996         any, held on record by the undersigned on
                         February 16, 1996, at the Annual Meeting of
                         Shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday,
                         April 15, 1995, and at any adjournments
                         thereof, such proxies being directed to vote as specified on the reverse side of this card or, if no specification is made, FOR the election of all nominees listed for directors and to vote in accordance with their discretion on such other matters that may properly come before the meeting.

                                   Please date this Proxy and sign
                                   exactly as your name or names
                                   appear on the card.  If you are
                                   acting in a representative capacity
                                   as attorney, executor,
                                   administrator, trustee, or
                                   guardian, please sign name and
                                   title.

                                   Dated: _____________________, 1996


     CONTINUED ON                  __________________________________
     REVERSE SIDE                  Signature

                                   __________________________________
                                   Signature









                [CHEMICAL FINANCIAL CORPORATION LOGO]


  THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     OF THE CORPORATION FOR THE ANNUAL MEETING  - APRIL 15, 1996

 To vote in accordance with the Board of Directors' recommendations, just sign the reverse side; no boxes need be checked.  To withhold authority to vote or to otherwise vote differently, please indicate your specifications below.
______________________________________________________________________

[ ] FOR all nominees listed below               [ ] AUTHORITY WITHHELD

JAMES A. CURRIE     ALAN W. OTT         LAWRENCE A. REED
MICHAEL L. DOW      FRANK P. POPOFF     WILLIAM S. STAVROPOULOS

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above)
______________________________________________________________________

Where a vote is not specified, the proxies will vote the shares represented by this proxy FOR the election of all nominees listed for directors, and will vote in accordance with their discretion on such other matters that may properly come before the meeting.
______________________________________________________________________
                                             [ ] Please place a check
                                                 here if you plan to
                                                 attend the annual
                                                 meeting.